INVESTMENT LETTER

                        SELIGMAN HIGH INCOME FUND SERIES


Seligman High Income Fund Series (the "Trust"), an open-end diversified management investment company, and the undersigned ("Purchaser"), intending to be legally bound, hereby agree as follows:

1. The Trust hereby sells to Purchaser and Purchaser purchases 1 Class B share (the "Share") of Capital Stock (each par value $.001) of the Seligman U.S. Government Securities Series (the "Series"), a series of the Trust, at a price equivalent to the net asset value of one share of the series as of the close of business on December 20, 1996. The Trust hereby acknowledges receipt from the Purchaser of funds in such amount in full payment for the Share.

2. Purchaser represents and warrants to the Trust that the Share is being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Share.


IN WITNESS WHEREOF, the parties have executed this agreement as of the 20th day of December, 1996 ("Purchase Date").


                                           SELIGMAN HIGH INCOME FUND SERIES


                                           By:  /S/  LAWRENCE P. VOGEL
                                                ------------------------------
                                           Name:       Lawrence P. Vogel
                                           Title:      Vice President


                                           J. & W. SELIGMAN & CO. INCORPORATED

                                           By:  /S/  LAWRENCE P. VOGEL
                                                ------------------------------
                                           Name:       Lawrence P. Vogel
                                           Title:      Senior Vice President